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                                                                      EXHIBIT 1

                Last Will and Testament of William S. Barnickel.

                                                   St. Louis, Mo. Aug. 1, 1921.

                 I, the undersigned William S. Barnickel of the City of St. Louis, State of Missouri, make this my last will and testament.

                 I appoint Sears Lehmann, John S. Lehmann and Frederick W. Lehmann, Jr., or the survivor or survivors, executors and trustees of my estate, and direct that they furnish a $100,000 bond.

                 I leave all of my property both real and personal wherever situated to my trustees, in trust for the following purposes.

                 One third (1/3) of the income from said estate is to be paid to my daughter Genevieve Barnickel during her life.

                 One sixth (1/6) of the income from said estate is to be paid to my sister Mrs. Della Barnickel Singer during her life.

                 One sixth (1/6) of the income from said estate is to be paid to my sister Mrs. Leonora Barnickel Tucker during her life.

                 One third (1/3) of the income from said estate to be divided as follows:

                 Sears Lehmann  0.15
                 Frederick W. Lehmann, Jr.  0.15
                 John S. Lehmann  0.2
                 Herbert L. Barthels  0.15
                 Miss Katherine Purcell  0.1
                 Eugene O. Sanguinet  0.05  Erasure O.K. Wm. S. B.
                 F. C. Reyburn  0.05
                 F. L. Kelley  0.05
                 C. C. Averill  0.05
                 Bernard Keiser  0.05
                 or their heirs.

                 This trust to continue for the same period as the trust of that portion of my estate willed to my daughter Genevieve, at which time this interest shall vest absolutely in the foregoing.

                 In event either or both of my said sisters die before my said daughter Genevieve Barnickel, the income otherwise payable to said sister or sisters shall be paid to my said daughter Genevieve Barnickel.

                 Upon the death of my said daughter Genevieve Barnickel the income otherwise payable to her shall be paid to her children in equal shares, until the youngest of said children is twenty one years old, at which time this trust as to the interest of my said daughter shall cease, and said estate shall be devided equally among said children, the child or children of any deceased child to take the share of said deceased child.

                 In event my daughter Genevieve dies without leaving any children, or in event all of her children should die without issue before the termination of this trust as specified in the foregoing paragraph then this

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trust as to the interest of my said daughter Genevieve shall cease, and said estate shall be devided as follows:

                 Sears Lehmann  0.15
                 Frederick W. Lehmann  0.15
                 John S. Lehmann  0.2
                 Miss Katherine Purcell  0.1
                 Herbert L. Barthels  0.15
                 Eugene O. Sanguinet  0.05
                 F. C. Reyburn  0.05
                 F. L. Kelley  0.05
                 C. C. Averill  0.05
                 Bernard Keiser  0.05
                 or their heirs.

                 Upon the death of either or both of my said sisters the one sixth (1/6) interest left to each of them for life shall be added to and treated exactly the same as the one third interest of my said daughter Genevieve Barnickel.

                 I direct that my executors and trustees shall continue the business of William S. Barnickel and Company, a partnership in which I have a nine tenths 9/10 interest and John S. Lehmann has a one tenth (1/10) interest, which is also our respective interest in the patents issued to and applied for by me. I also direct that my executors and trustees be authorized to incorporate said partnership business at their discretion.

                 In event of the death resignation disqualification or failure to qualify of any of said executors and trustees the remaining two are authorized to select a third with the same powers as if appointed by this will.

                 My executors and trustees are authorized to sell and reinvest the proceeds of any of the property either real or personal left by me.

                 In witness whereof I have hereunto set my hand and affixed my seal this first day of August nineteen hundred and twenty one, in the City of St. Louis Missouri.

                                            /S/ William S. Barnickel     (Seal)

                 Signed sealed, published and declared by the above named William S. Barnickel to be his last will and testament in our presence and in the presence of each one of us and we have at his request and in his presence and in the presence of each other signed our names hereto as witnesses at the City of St. Louis Missouri the first day of August 1921.

                                  Helen Kerber
                                  600 Merchants Laclede Bldg)
                                                            )
                                  Thos. R. Reyburn          )
                                  600 Merchants Laclede Bldg)         Witnesses
                                  St. Louis, Mo.






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STATE OF MISSOURI,       )SS.
CITY OF ST. LOUIS.       )

                 BE IT REMEMBERED, That on this 22nd day of May, A. D. 1923, before me, the undersigned Clerk of the Probate Court of the City of St. Louis, personally came Helen Kerber and Thomas R. Reyburn, who being both by me duly sworn on their oaths, say:

                 "We saw William S. Barnickel, the testator, subscribe his name to the annexed instrument in writing, bearing date the 1st day of August, 1921, and heard him declare the same to be his last Will and Testament; we subscribed our names thereto as witnesses in the presence and at the request of the said testator and at the time of the execution of said instrument as aforesaid, and of our subscribing the same as such witnesses, he, the said testator, was of sound and disposing mind, to the best of our knowledge and belief."

                                  Helen Kerber
                                  Thos. R. Reyburn

                 Sworn to and subscribed before me, this 22nd day of May, 1923.
                 /S/ George Brand, Clerk   /S/ By John G. Benda, Deputy Clerk.

STATE OF MISSOURI,       )SS.
CITY OF ST. LOUIS.       )

                 I, GEORGE BRAND, Clerk of the Probate Court of the City of St. Louis, having examined and annexed instrument in writing, together with the testimony of Helen Kerber and Thomas R. Reyburn, the subscribing witnesses thereto, do consider the same as duly proved to be the last Will and Testament of William S. Barnickel, deceased.

                 IN WITNESS WHEREOF, I hereunto set my hand and affix the seal of said Court, at office, this 22nd day of May, 1923.

(SEAL)
                                          /S/ George Brand, Clerk.